The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
March 31, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES DELAY IN FILING 2005 FORM 10-K; UPDATES PREVIOUSLY ANNOUNCED
GUIDANCE FOR FY 2005

VIENNA, Virginia, March 31, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announces it will require additional time to file its Annual Report on Form 10-K for the year ended December 31, 2005.

Allied Defense previously filed a Form 12b-25 with the Securities and Exchange Commission to extend the Form 10-K filing deadline to March 31, 2006. The Company filed for the extension in order to enable it to complete the preparation of its financial statements, which were delayed as a result of the requirement to complete additional analysis, testing, and review with its new independent auditor. At the time the Company filed the Form 12b-25, it believed that it could meet the March 31, 2005 extended deadline, but due to the additional work required to complete its financial statements and Sarbanes Oxley section 404 compliance requirements, the Company has not met the extended deadline.

The Company previously disclosed on February 1, 2006, that the financial results for 2005 will reflect an operating loss of approximately $3.00, per fully diluted share. The Company is still in the process of finalizing the financial statements and the Company now expects the net loss to exceed $3.00 because of four atypical items.

First, MECAR S.A. will be making a voluntary change to a preferred method for recognizing revenue under the percentage of completion methodology. Previously, MECAR used total direct costs as the basis for recognizing revenue and will now use direct labor as the basis of recognition. The Company believes this change will foster increased transparency for investors and enable a better understanding of its operating results. The company is still reviewing with its auditors the impact of this change on 2005 results.

Second, through its annual review of goodwill, the Company has preliminarily determined that the carrying amount of one of its operating units exceeds its fair value. As such, the Company believes that an impairment charge to earnings of approximately $3-4 million is required.

Third, the Company’s results will include a write-off of in-process research and development (IPR&D) that is required as part of the allocation of the purchase price associated with the acquisition of Global Microwave Systems (GMS). This is a non cash charge of approximately $900,000.

Fourth, the Company has done a thorough review of the carrying value of inventories at all of its operating units and expects to take an overall charge of approximately $600,000 to reflect lower valuations.

The Company is in the process of finalizing its financial statements and expects to announce preliminary results within the next few days. At that time, the Company will host a conference call to discuss the results and address questions from its investors. The Company will complete and file its 2005 Annual Report on Form 10-K for the year ended December 31, 2005, as soon as practicable.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “This has been a challenging year for the Allied Defense Group and we have made some dramatic changes to ensure we can put these types of issues behind us in 2006. The change in basis of revenue recognition will serve to increase the clarity of performance at MECAR S.A. and to reduce volatility related of the timing of contract awards, as we experienced at the end of 2005. We are working diligently to finalize and publish the results for 2005 as soon as possible.”

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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